SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2006

California News Tech

(Exact name of registrant as specified in its charter)

Nevada	333-107300	88-0417389
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Van Ness Avenue Suite 406-407, 4th Floor, San Francisco, California,United States of America	94109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 415-205-1695

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation

On October 30, 2006, we entered in to a Subscription Agreement with DNB Capital Management, Inc., pursuant to which we agreed to sell DNB Capital Management, Inc. a Debenture in the face amount of $100,000 bearing interest at 18% per annum. Interest payments will be due in quarterly installments commencing with March 31, 2007.   All principal and any remaining unpaid interest will be due in two years from the issue date. The Debenture will be convertible at the option of the Debenture holder into our common stock at any time between March 31, 2007 and the due date of the Debenture at the lower of (i) sixty percent (60%) of the average closing price for our common stock on the NASD OTCBB for the five consecutive trading days preceding the date of delivery by the Debenture holder of a conversion notice, and (ii) $0.01 per share, subject to adjustment for certain events, including stock splits and reverse stock splits. The Debenture entitles DNB Capital Management, Inc. to appoint one member to our Board of Directors and, upon default, to appoint or replace members of our Board until DNB Capital Management, Inc. has gained control of our Board.

The Subscription Agreement is scheduled to close on or before December 15, 2006, subject to several conditions precedent that we must satisfy, including divesting the Company of all its present operations and assets, satisfying  outstanding debt obligations, and reorganizing the Company’s capital structure by implementing a one for ten reverse stock split and increasing  our authorized common stock to 100,000,000 shares.

A copy of the Debenture Subscription Agreement and the form of the Debenture to be issued upon closing of the Debenture Subscription Agreement are attached hereto as Exhibit 10.1 and 10.2 incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit    Description.
Number

10.1  Debenture Subscription Agreement
10.2       Debenture Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California News Tech

/s/ Marian Munz
Marian Munz
Chief Executive Officer
Date: October 30, 2006